Exhibit 18
Board of Directors
The Timken Company
1835 Dueber Avenue S.W.
Canton, Ohio 44706
Note 3 of the notes to the Consolidated Financial Statements of The Timken Company included in its Form 10-Q for the three month period ended March 31, 2007 describes a change in the method of accounting for the valuation of certain inventories from the lower of cost, as determined by the first-in, first-out (FIFO) method, or market, to the lower of cost, as determined by the last-in, first-out (LIFO) method, or market. There are no authoritative criteria for determining a “preferable” inventory accounting method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, and therefore we do not express any opinion on any financial statements of The Timken Company subsequent to that date.

Very truly yours,
/s/ Ernst & Young LLP
Cleveland, Ohio
May 9, 2007

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